EXHIBIT 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
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We consent to the inclusion in this Registration Statement of Water Chef, Inc.
on Form SB-2 Amendment No. 1 [File No. 333-130719] of our report dated March 11, 2005 which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statements of Water Chef, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and for the period from January 1, 2002 ( commencement as a development stage company) to December 31, 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/  Marcum & Kliegman LLP
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     Marcum & Kliegman LLP


New York, New York
January 19, 2006